Exhibit 99

Contacts:	Stacey Calbert, Media Relations	Laura Conn, Investor Relations
	(800) 775-7290	(972) 770-5810

BRINKER INTERNATIONAL REPORTS

17 PERCENT INCREASE IN SECOND QUARTER FISCAL 2007 RESULTS

DALLAS (Jan. 23, 2007) — Brinker International, Inc. (NYSE: EAT) reported income from continuing operations of $44.2 million, or $0.35 diluted earnings per share, for the company’s second quarter ended Dec. 27, 2006.(1) For the same quarter of fiscal 2006, the company reported income from continuing operations of $39.4 million, or $0.30 diluted earnings per share.  Before special items, earnings per diluted share from continuing operations increased to $0.40 from $0.31 in the prior year (reconciliation included in Table 3).

(1)             Common stock share and per share amounts reflect the 3:2 common stock split completed on November 30, 2006.

Highlights for the second quarter 2007:

•                  Increased earnings per share from continuing operations before special items by 29 percent

•                  Opened 50 new system restaurants during the quarter

•                  Grew revenues by approximately 6 percent over the prior year

•                  Signed 3 new international development agreements for 10 new restaurants

•                  Increased quarterly dividend by 35 percent to $0.09 per share.

•                  Repurchased 2.8 million common shares for approximately $80.4 million.

Doug Brooks, Brinker Chief Executive Officer, said, “Our employees, both in our restaurants and at the home office, again this quarter demonstrated their ability to deliver improved operating results for our shareholders and execute the strategies that are driving our business forward.”

Revenue Growth

Brinker reported revenues of $1.07 billion for the 13-week period, an increase of 6.1 percent compared with $1.01 billion reported for the same period of fiscal 2006. These revenue gains were primarily driven by restaurant capacity growth (as measured by average weeks) of 7.8 percent, offset by a 2.1 percent decrease in comparable store sales. During the second quarter, the company opened 33 restaurants and its franchisees opened 17 restaurants.

Table 1:  Q2 Comparable store sales
Q2 07 and Q2 06, company and four reported brands; Percentage

	Q2 07 Comp Store Sales	Q2 06 Comp Store Sales	Q2 07 Price Increase	Q2 07 Mix-Shift
Brinker International	(2.1%)	2.2%	1.9%	0.1%
Chili’s	(1.2%)	2.7%	2.0%	(0.1%)
Macaroni Grill	(4.9%)	1.1%	1.4%	(0.5%)
On The Border	(3.6%)	0.4%	1.8%	3.3%
Maggiano’s	(1.3%)	2.6%	1.8%	(0.1%)

December Comparable Store Sales

For the four-week period ending Dec. 27, 2006, comparable store sales decreased 1.6 percent (see Table 2).

Table 2: Month of December comparable store sales
Dec 07 and Dec 06, company and four reported brands; Percentage

	Dec 07 Comp Store Sales	Dec 06 Comp Store Sales	Dec 07 Price Increase	Dec 07 Mix-Shift
Brinker International	(1.6%)	2.7%	1.3%	(0.1%)
Chili’s	(1.1%)	4.1%	1.2%	(0.4%)
Macaroni Grill	(4.5%)	(1.5)%	1.4%	(0.6%)
On The Border	(1.4%)	(0.6)%	1.8%	3.8%
Maggiano’s	(0.3%)	4.5%	1.4%	(0.5%)

Quarterly Operating Performance

Cost of sales, as a percent of revenues, improved from 28.5 percent to 28.0 percent or 50 basis points for the quarter compared to the prior year. The improvement was due primarily to menu price changes and lower commodity prices for beef, chicken, and cheese, partially offset by product mix shifts for ribs.

Restaurant expenses, as a percent of revenues, increased from 55.0 percent to 55.5 percent compared to the prior year.  A variety of items contributed to the overall increase; however, no single item was more predominant than another.

Depreciation and amortization for the second quarter of fiscal 2007, compared to the same quarter in fiscal year 2006, increased by $1.1 million.  The change was driven by new restaurants.

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Compared to the prior year, general and administrative expense, as a percent of revenues, improved by 80 basis points to 4.4 percent or $4.6 million for the quarter.  The decrease was primarily due to the change in our annual grant date for stock-based compensation and the expense of the Chili’s 30th Anniversary conference in the prior year.

The effective income tax rate for continuing operations decreased to 31.3 percent for the current quarter as compared to 34.0 percent for the same quarter last year.  The decrease in the tax rate was primarily due to a decrease in stock-based compensation related to incentive stock options, which is not deductible until exercised, and the benefits from state tax planning.

Capital Allocation

Cash flow from operations and capital expenditures for year-to-date fiscal 2007 were approximately $293.3 million and $194.8 million, respectively.   Consolidated return on invested capital improved by 100 basis points from fiscal year-end 2006 to 17.8 percent.

The company repurchased approximately 2.8 million shares during the second quarter and diluted weighted average shares outstanding declined approximately four percent from 131.4 million to 126.6 million on a year-over-year basis. Year-to-date, Brinker has repurchased approximately 4.5 million shares or $119.2 million. As of Jan. 22, 2007, approximately $430.0 million remained available under the company’s share repurchase authorizations.

Special Items

Table 3:  Reconciliation of income from continuing operations and description of special item
Q2 2007 and Q2 2006; $ millions and $ per diluted share after-tax

Item	Income Statement Line	$ Q2 07	Per Share Q2 07	$ Q2 06	Per Share Q2 06
Income from Continuing Operations		44.2	0.35	39.4	0.30
Special Item -Total Restructuring Charges	Restructure & Other	6.7	0.05	0.8	0.01
Income from Continuing Operations, before Special Item		50.9	0.40	40.2	0.31

During the quarter, a comprehensive analysis was performed that examined restaurants not meeting minimum return on investment thresholds and certain other operating performance criteria.  As a result, a charge of $10.6 million ($6.7 million after-tax) for long-lived asset impairments was recorded.

Web-cast Information

Investors and interested parties are invited to listen to today’s conference call, as management will provide further details of the quarter and an outlook for future periods.

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The call will be broadcast live on the Brinker Web site (http://www.brinker.com) at 9 a.m. CDT today (Jan. 23). For those who are unable to listen to the live broadcast, a replay of the call will be available shortly thereafter and will remain on the Brinker Web site until the end of the day on Feb. 6, 2007.

Forward Calendar

SEC Form 10-Q for second quarter fiscal year 2007, filing on or before Feb. 5, 2007

Period 7 (January) sales — Feb. 7, 2007, after the market closes.

At the end of second quarter fiscal year 2007, Brinker International either owned, operated, or franchised 1,712 restaurants under the names Chili’s Grill & Bar (1,275 units), Romano’s Macaroni Grill (247 units), On The Border Mexican Grill & Cantina (151 units), and  Maggiano’s Little Italy (39 units).

The statements contained in this release that are not historical facts are forward-looking statements. These forward-looking statements involve risks and uncertainties and, consequently, could be affected by general business and economic conditions, the impact of competition, the impact of acquisitions and divestitures, the seasonality of  the company’s business, adverse weather conditions, future commodity prices, fuel and utility costs and availability, terrorists acts, consumer perception of food safety, changes in consumer taste, health epidemics or pandemics, changes in demographic trends, availability of employees, unfavorable publicity, the company’s ability to meet its growth plan, acts of God, governmental regulations, and inflation.

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BRINKER INTERNATIONAL, INC.

Consolidated Statements of Income

(In thousands, except per share amounts)

(Unaudited)

	Thirteen Week Periods Ended		Twenty-Six Week Periods Ended
	December 27,	December 28,	December 27,	December 28,
	2006	2005	2006	2005

Revenues	$1,070,587	$1,009,083	$2,110,522	$1,984,979
Operating Costs and Expenses:
Cost of sales	299,612	287,305	585,119	562,463
Restaurant expenses (a)	594,400	555,371	1,174,979	1,098,143
Depreciation and amortization	48,743	47,602	96,974	94,313
General and administrative	47,026	51,667	97,291	98,805
Restructure charges and other impairments	10,630	1,312	10,630	2,479
Total operating costs and expenses	1,000,411	943,257	1,964,993	1,856,203

Operating income	70,176	65,826	145,529	128,776

Interest expense	6,614	6,198	12,851	11,565
Other, net	(795)	(20)	(1,632)	(184)

Income before provision for income taxes	64,357	59,648	134,310	117,395

Provision for income taxes	20,165	20,278	42,479	39,583

Income from continuing operations	44,192	39,370	91,831	77,812

Income (loss) from discontinued operations, net of taxes (b)	—	3,507	—	(3,181)

Net income	$44,192	$42,877	$91,831	$74,631

Basic net income per share:
Income from continuing operations	$0.36	$0.31	$0.74	$0.60
Income (loss) from discontinued Operations	$0.00	$0.02	$0.00	$(0.03)
Net income per share	$0.36	$0.33	$0.74	$0.57

Diluted net income per share:
Income from continuing operations	$0.35	$0.30	$0.73	$0.59
Income (loss) from discontinued operations	$0.00	$0.03	$0.00	$(0.03)
Net income per share	$0.35	$0.33	$0.73	$0.56

Basic weighted average shares outstanding	123,451	128,970	123,835	130,364

Diluted weighted average shares outstanding	126,641	131,427	126,339	132,626

a)              Current year restaurant expenses include a $3.2 million gain on the termination of interest rate swaps in the first quarter.  Prior year restaurant expenses include a $3.3 million gain on the sale of real estate in the first quarter.

b)             Discontinued operations relates to the disposition of Corner Bakery.  The loss from discontinued operations includes net income from discontinued operations of $2.7 million and the after tax loss on sale of Corner Bakery of $9.4 million.

BRINKER INTERNATIONAL, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

	December 27,	June 28,
	2006	2006
	(Unaudited)
ASSETS
Current assets	$281,583	$242,310
Net property and equipment(a)	1,855,722	1,792,724
Total other assets	197,227	186,745
Total assets	$2,334,532	$2,221,779

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities	$604,783	$497,375
Long-term debt, less current installments	487,387	500,515
Other liabilities	155,003	148,057
Total shareholders’ equity	1,087,359	1,075,832
Total liabilities and shareholders’ equity	$2,334,532	$2,221,779

a)              At December 27, 2006, the company owned the land and buildings for 316 of the 1,340 company-owned restaurants.  The net book values of the land and buildings associated with these restaurants totaled $268.9 million and $270.1 million, respectively.

BRINKER INTERNATIONAL, INC.

RESTAURANT SUMMARY

	Total Restaurants	Second Quarter Openings/Acquisitions	Second Quarter Closings/Sales	Total Restaurants Dec. 27,	Projected Openings Fiscal
	Sept. 27, 2006	Fiscal 2007	Fiscal 2007	2006	2007

Company-Owned Restaurants:
Chili’s	916	28	-	944	125-130
Macaroni Grill	223	1	-	224	4-5
Maggiano’s	38	1	-	39	4-5
On The Border	125	3	-	128	12-14
International(a)	5	—	-	5	—
	1,307	33	-	1,340	145-154

Franchise Restaurants:
Chili’s	198	4	-	202	10-15
Macaroni Grill	11	2	-	13	3-4
On The Border	23	-	-	23	4-6
International(a)	123	11	-	134	38-41
	355	17	-	372	55-66

Total Restaurants:
Chili’s	1,114	32	-	1,146	135-145
Macaroni Grill	234	3	-	237	7-9
Maggiano’s	38	1	-	39	4-5
On The Border	148	3	-	151	16-20
International	128	11	-	139	38-41
	1,662	50	-	1,712	200-220

a)              At December 27, 2006, international company owned restaurants by brand were 4 Chili’s and one Macaroni Grill.  International franchise restaurants by brand were 125 Chili’s and nine Macaroni Grill’s.

FOR ADDITIONAL INFORMATION, CONTACT:

LAURA CONN

INVESTOR RELATIONS

(972) 770-5810

6820 LBJ FREEWAY

DALLAS, TEXAS 75240